UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54684	26-4386951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 10, 2015, Global Income Trust, (the “Company”) held a special meeting of stockholders (the “Special Meeting”) in Orlando, Florida, for the following purposes:

1.	To consider and vote upon the sale of substantially all of the assets (the “Asset Sale”) of the Company to Griffin Capital Corporation (“Griffin Capital”) or its affiliated assignee, pursuant to and on the terms set forth in a purchase and sale agreement, dated as of August 10, 2015, by and among Griffin Capital, the Company, and GIT’s wholly owned subsidiaries, GIT Imeson Park FL, LLC, IN-105 Heritage III, LLC, and GIT Heritage IV TX, LLC (the “Asset Sale Proposal”);

2.	To consider and vote upon the plan of liquidation and dissolution of the Company (the “Plan of Dissolution”), including the complete liquidation and dissolution of the Company contemplated thereby, subject to the approval of the Asset Sale Proposal and following the closing of the Asset Sale (the “Plan of Dissolution Proposal”); and

3.	To consider and vote upon the adjournment of the Special Meeting, even if a quorum is present, to solicit additional votes to approve the Asset Sale Proposal and/or the Plan of Dissolution Proposal, if necessary (the “Adjournment Proposal,” and collectively with the Asset Sale Proposal and the Plan of Dissolution Proposal, the “Proposals”).

At the Special Meeting, a total of 5,037,829 shares (approximately 59.0%) of the Company’s common stock outstanding and entitled to vote at the Special Meeting were represented either in person or by proxy.

The Proposals were approved by the affirmative vote of a majority of the outstanding shares entitled to vote at the Special Meeting, as follows:

1. The Asset Sale Proposal:

For	Against	Abstained
4,799,588	160,371	77,870

2. The Plan of Dissolution Proposal:

For	Against	Abstained
4,795,436	160,023	82,370

3. The Adjournment Proposal:

For	Against	Abstained
4,747,651	190,143	100,035

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2015		GLOBAL INCOME TRUST, INC. a Maryland Corporation

	By:	/s/ Scott C. Hall
Senior Vice President of Operations